Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
March 4, 2010	763-493-6370 / www.mocon.com

MOCON Announces Increased Fourth Quarter Sales and Net Income

MINNEAPOLIS, MN, MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the fourth quarter and year ended December 31, 2009.

Net sales for the fourth quarter 2009 were $7,444,000, compared to $7,425,000 for the fourth quarter 2008.  Net income for the fourth quarter 2009 was $1,122,000, an 8 percent increase compared to $1,040,000 for the fourth quarter 2008.  Diluted net income per share was $0.21 in the fourth quarter 2009 compared to $0.19 for the same period in 2008.  Net sales for the year 2009 were $26,638,000, a decrease of 10 percent compared to $29,696,000 for the year ended December 31, 2008.  Net income for the year 2009 was $2,910,000, a 28 percent decrease compared to $4,059,000 in the prior year.  Diluted net income per share for the year 2009 was $0.53 compared to $0.72 for the year 2008.

On a consolidated basis, our product sales were consistent between the fourth quarters of 2009 and 2008.   We had an 11 percent increase in sales of permeation equipment, our largest product line in terms of revenue.  Sales of our packaging products increased 10 percent in the fourth quarter 2009 compared to the same period last year as shipments of headspace analyzers and leak detection instruments both improved.  Sales in our gas analyzer, sensor and detector product group decreased 28 percent in the fourth quarter 2009 compared to the fourth quarter 2008 as shipments of sensors were lower compared to a strong shipping quarter in the prior period.  Our consulting services sales increased 26 percent in the fourth quarter 2009 compared to the same period last year as the economic slowdown has caused more customers to delay capital expenditures and utilize our consulting and testing laboratories.

The increase in net income in the fourth quarter 2009 compared to the fourth quarter 2008 was due to a number of factors.  Our gross margin percentage improved due to the higher production volume which improved our manufacturing efficiency, and the mix of products sold which favored our higher margin instruments.  Our selling, general and administrative expenses were lower in the current period as spending cuts that were implemented in the second quarter 2009 continue to be in effect.  Our research and development expense was lower in the current period as variable costs related to contract software engineering were temporarily delayed.

“We are very pleased with the way we finished the year, with strong sales and net income.  This was a difficult year for our Company and many others in the capital equipment business, but we are encouraged by the strong flow of orders we saw in the second half of 2009.  We are excited about the possibilities that lie ahead as we continue to expand our product offerings, which will include food safety testing systems,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Sales
Products	$6,918	$7,006	$24,792	$28,017
Consulting services	526	419	1,846	1,679
Total sales	7,444	7,425	26,638	29,696

Cost of sales
Products	2,738	2,880	10,011	11,136
Consulting services	273	235	1,057	979
Total cost of sales	3,011	3,115	11,068	12,115

Gross profit	4,433	4,310	15,570	17,581

Selling, general and administrative expenses	2,518	2,560	9,859	10,170
Research and development expenses	408	490	1,848	1,951
Operating income	1,507	1,260	3,863	5,460

Other income	46	166	366	589
Income before income taxes	1,553	1,426	4,229	6,049

Income taxes	431	386	1,319	1,990

NET INCOME	$1,122	$1,040	$2,910	$4,059

Net income per common share:
Basic	$0.22	$0.19	$0.54	$0.73
Diluted	$0.21	$0.19	$0.53	$0.72

Weighted average common shares outstanding:
Basic	5,170	5,598	5,393	5,566
Diluted	5,233	5,598	5,458	5,649

BALANCE SHEET DATA: (unaudited)

	December 31, 2009	December 31, 2008
Assets:
Cash and marketable securities	$13,764	$11,641
Accounts receivable, net	4,683	4,770
Inventories	4,265	4,732
Other current assets	994	1,214
Total current assets	23,706	22,357
Marketable securities, noncurrent	567	4,468
Property, plant and equipment, net	1,655	1,826
Other assets, net	4,399	4,302

Total assets	$30,327	$32,953

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,088	$4,464
Total noncurrent liabilities	257	271
Stockholders’ equity	25,982	28,218

Total liabilities and stockholders’ equity	$30,327	$32,953